Exhibit 99.1

NEWS RELEASE

CONTACT:

Bob Aronson
Director of Investor Relations
800-579-2302
(baronson@stagestores.com)

 FOR IMMEDIATE RELEASE

STAGE STORES REPORTS NOVEMBER SALES

HOUSTON, TX, December 4, 2003 - Stage Stores, Inc. (Nasdaq: STGS) today reported that total sales for the four-week period ended November 29, 2003 increased 34.6% to $96.1 million from $71.4 million in the prior year four-week period ended November 30, 2002. With the acquisition of Peebles Inc. on November 4, 2003, sales for the current year November period include sales from the Peebles stores. Comparable store sales, which include comparable store sales for the Peebles stores in both years, decreased 5.8% as compared to the prior year, during which comparable store sales decreased 7.8%.

The Company stated that its shoe and dresses departments had comparable store sales increases during the month, and its accessories, cosmetics, misses sportswear and special size sportswear departments performed better than the Company average.

Jim Scarborough, Chairman, President and Chief Executive Officer, commented, "Our comparable store sales for November came in below our expectations due to a variety of factors, including unseasonably warm weather and continuing promotional market conditions. While the current retail environment remains challenging, we are pleased with our strategic progress and the integration of Peebles, which is proceeding smoothly. We believe that our expanded geographic presence will enable us to pursue incremental growth opportunities in the future."

SALES SUMMARY

	Comparable Store Sales Trend		Total Sales
	% Increase (Decrease)		($ in Millions)
Fiscal Period	2003	2002	2003	2002
1st Quarter	(7.5)%	7.0%	$198.0	$206.7
2nd Quarter	(3.5)	6.5	207.7	207.5
3rd Quarter	(7.1)	2.9	197.9	204.4
November	(5.8)	(7.8)	96.1	71.4
Year-To-Date	(6.0)	3.5	699.7	690.0

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Stage Stores Reports November Sales

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During the month, the Company opened new stores in Boerne, McAllen and San Antonio, Texas, as well as in Huntington, Philipsburg and Punxsutawney, Pennsylvania, Columbia City, Indiana, Pocomoke City, Maryland and Keyser, West Virginia. These nine November openings brought the total number of new stores opened during the year to 34, completing the Company's fiscal 2003 store opening program. The Company also completed the consolidation of its two Eagle Pass, Texas stores into one expanded and remodeled location, resulting in one store closure during the month.

Stage Stores, Inc. brings nationally recognized brand name apparel, accessories, cosmetics and footwear for the entire family to small and mid-size towns and communities through 522 stores located in 27 states. The Company operates under the Stage, Bealls and Palais Royal names throughout the South Central states, and under the Peebles name throughout the Mid-Atlantic, Southeastern and Midwestern states. For more information about Stage Stores, visit the Company's web site at www.stagestoresinc.com.

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including comments regarding the Company's belief that it will be able to pursue incremental growth opportunities in the future. The Company intends forward looking terminology such as "believes", "expects", "may", "will", "should", "anticipates", "plans" or similar expressions to identify forward-looking statements. Such statements are subject to certain risks and uncertainties which could cause the Company's actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, but are not limited to, those described in the Company's Annual Report on Form 10-K as filed with the Securities and Exchange Commission (the "SEC") on April 23, 2003, in the Company's Quarterly Reports on Form 10-Q as filed with the SEC and other factors as may periodically be described in other Company filings with the SEC.

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